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                                                                    Exhibit 99.2

COSTAR ANNOUNCES EXCHANGE RATIOS FOR COMPS.COM STOCK

     BETHESDA, Md., Feb. 15 /PRNewswire/ -- CoStar Group, Inc. (Nasdaq: CSGP) announced last Friday that it had completed the acquisition of COMPS.COM under a merger agreement entered into on November 3, 1999, among CoStar, COMPS and a wholly-owned subsidiary of CoStar.

     Under the terms of the merger agreement, each share of COMPS common stock will be exchanged for either $7.50 in cash or 0.31496 shares of CoStar common stock, at the election of the holder and subject to adjustment to ensure that 49.9% of the COMPS shares will be exchanged for cash and 50.1% of the COMPS shares will be exchanged for CoStar common stock.

     Based on available information, CoStar estimates that COMPS stockholders that have elected 100% stock in the merger will receive approximately 54.5% CoStar common stock and approximately 45.5% cash for each share of COMPS stock. These percentages are subject to finalization by the exchange agent. COMPS stockholders that have elected 100% cash will receive all cash, and COMPS stockholders that did not make any election will receive all cash. CoStar estimates that the exchange agent will issue CoStar common stock and cash payments within approximately one week to COMPS stockholders who have properly tendered their COMPS common stock, subject to finalization of the percentages.

     For more information, please contact Meredith Leyva at (202) 421-6214. This news release includes "forward-looking statements," which involve many risks and uncertainties that could cause actual results to differ materially from these statements. If CoStar is not able to integrate the operations of COMPS on a timely and cost effective basis, then the merger may be not be successful. This could occur for a number of reasons, including errors in planning, delays in implementing the integration and unexpected events in the markets in which CoStar operates. Important factors that could cause actual results to differ materially include, but are not limited to, those listed in CoStar's Registration Statement on form S-1, filed March 24, 1999, and CoStar's Registration Statement on Form S-4, filed on December 10, 1999.

     SOURCE CoStar Group, Inc.
     CONTACT: Meredith Leyva, 202-421-6214, for CoStar Group, Inc./